Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 5, 2008 with respect to the consolidated financial statements and schedules of GeoGlobal Resources Inc., for the year ended December 31, 2006 included in the Annual Report (Form 10-K) for 2011 filed with the Securities and Exchange Commission.

"Ernst & Young LLP" (signed)
Chartered Accountants

CALGARY, ALBERTA

March 28, 2012